Exhibit 99.1

NEWS RELEASE

CONTACT: CONMED Corporation Luke A. Pomilio Advisor to Chief Financial Officer 315-624-3202

CONMED Corporation Appoints Todd W. Garner as Executive Vice President and Chief Financial Officer

Utica, New York, January 2, 2018 – CONMED Corporation (NASDAQ: CNMD) today announced that it has appointed Todd W. Garner as Executive Vice President and Chief Financial Officer, effective immediately.

Mr. Garner brings over two decades of senior finance and investor relations experience to CONMED, including 15 years at C. R. Bard, Inc. (Bard), where he most recently served as Vice President, Investor Relations. Prior to that, he was Vice President, Controller (Division CFO) of Bard’s Medical Division, Director of the company’s Corporate Financial Reporting, and Controller for the company’s Reynosa Operations. Prior to joining Bard, he served as Controller and Acting CFO at Echopass Corporation (currently Genesys) and Value Planning Manager at Futura Industries Corporation. Mr. Garner earned an MBA from University of Texas – Pan American and a BS in Accounting from Brigham Young University. He is also a Certified Public Accountant.

Curt R. Hartman, CONMED’s President and Chief Executive Officer, said, “We are very excited to welcome Todd to CONMED and to our executive team. During his distinguished career, he has made significant contributions to building and transforming finance teams, implementing innovative reporting processes, as well as executing large-scale capital allocation and merger and acquisition strategies. Todd’s deep experience and senior leadership skills will be instrumental in continuing to advance our achievement of the Company’s growth and profitability goals.”

Todd W. Garner, Executive Vice President and Chief Financial Officer, commented, “CONMED has built an impressive executive team and product portfolio, both of which position the Company as an innovative industry leader. I am excited about the strategic milestones the Company has achieved to date and am committed to contributing to CONMED reaching its next level of operational and financial success.”

In November 2017, CONMED announced that Luke A. Pomilio, who has served as the Company’s Executive Vice President and Chief Financial Officer for the past three years, had announced his intention to retire. Mr. Pomilio will remain with CONMED in the role of Advisor to Chief Financial Officer and continue with the Company through March 1, 2019 in order to facilitate a smooth transition.

The Company has also announced the grant of an inducement award to Mr. Garner pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. In connection with his employment by CONMED, Mr. Garner was granted an inducement award consisting of options to purchase 48,000 shares of CONMED common stock (the “Stock Options”). The Stock Options will vest in equal increments over a period of five years. Mr. Garner also received 8,000 Restricted Stock Units (“RSUs”) which will vest in equal increments over a four-year period. The Stock Options and RSUs are subject to the same terms and conditions as CONMED’s equity awards to other officers under the Company’s Amended and Restated 2015 Long-Term Incentive Plan, and will be effective on January 2, 2018, which is the first day of Mr. Garner’s employment with CONMED. The Stock Options will have an exercise price equal to the closing price of CONMED’s common stock on the NASDAQ Global Select Market on January 2, 2018. These awards were granted as an inducement material to Mr. Garner’s employment pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. CONMED has a direct selling presence in 17 countries, and international sales constitute approximately 50% of the Company’s total sales. Headquartered in Utica, New York, the Company employs approximately 3,100 people. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to, the risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.

Contacts

CONMED Corporation

Luke A. Pomilio, 315-624-3202

Advisor to Chief Financial Officer